Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Corporation Announces Plans to Develop a 105 bed General Acute Care
Hospital in Fast-growing Kingman, Ariz.
Hospital to be named “Hualapai Mountain Medical Center”
     CHARLOTTE, N.C. Aug 14, 2007 — MedCath Corporation (Nasdaq: MDTH) took another step in its strategy of focusing on high acuity general acute care hospital services by announcing today development plans for a new 105 bed capacity general acute care hospital in Kingman, Ariz. Construction of the approximately 200,000 square foot Hualapai Mountain Medical Center is expected to begin early calendar 2008 and is anticipated to be completed in the fall of 2009. Upon its opening, the hospital plans to have 72 beds in service and shelled space for 33 additional beds to support future growth. The hospital’s name reflects its proximity to the Hualapai Mountains, a local landmark.
     “Our initial 72 bed facility will optimize access for patients and delivery of high acuity health care services. The region is expecting growth well beyond the current patient capacity of the area,” said O. Edwin French, MedCath’s President and Chief Executive Officer. “Providing for a 105 bed capacity hospital will help ensure adequate hospital bed-to-patient ratios in the rapidly expanding regional area of Kingman.”
     The hospital will be developed jointly with local physicians who collectively will own approximately 21.9% of the limited liability company that will own the hospital, with MedCath owning approximately 78.1%. The hospital will provide mostly general acute care services specifically focusing on high acuity services needed by the growing population of Kingman, Arizona and northern Arizona.
     “Partnering with doctors focused on quality care, providing state-of-the-art acute care facilities and technology, and including a strong heart program among its general services leverages the strengths of venture,” French said. “The new 105 bed Hualapai Mountain Medical Center embodies the MedCath vision as the company evolves to be the high acuity healthcare provider among acute care companies.”
     The Northwestern Independent Physician Association represents the physician group that is jointly developing Hualapai Mountain Medical Center with MedCath. “Our diverse physician group has, for several years, wanted to develop a state-of-the-art hospital that offers quality services and in which physicians hold key leadership roles in operations and decision-making for the hospital,” said Paul Kalanithi, M.D., an interventional cardiologist and President of the group. “The new Hualapai Mountain Medical Center accomplishes our goal. We will participate in shared governance with MedCath, and we will be involved in all aspects of the hospital’s development, from conceptual design through service development.
     Total development cost for the project is expected to total approximately $68.5 million, including preopening expenses of $5.5 million. MedCath anticipates that net revenue, Adjusted EBITDA and net income from the project will be within the following ranges:

($ in millions)	FY 2009		FY 2010		FY 2011
Net Revenue Range	$—	$—	$45.0	$50.0	$60.0	$65.0
Adjusted EBITDA Range	$(4.5)	$(4.0)	$6.8	$8.0	$10.2	$11.7
Net Income/(loss) Range	$(3.5)	$(3.0)	$0.4	$1.7	$1.8	$2.6
     The limited liability company that will own the hospital has acquired the land associated with the project and has commenced developing design and architecture plans. MedCath is also working with officials for the City of Kingman to obtain necessary approvals to begin construction.
     Hualapai Mountain Medical Center and MedCath’s planned 120 bed addition to Louisiana Medical Center and Heart Hospital, announced earlier this year, will increase MedCath’s bed capacity by approximately 45% on a consolidated basis.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostic and therapeutic facilities in various states.
# # #
     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on March 29, 2007. A copy of this registration statement, including exhibits, is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.
     This release contains references to Adjusted EBITDA, a measure of MedCath’s projected financial performance that is not calculated and presented in conformity with generally accepted accounting principles (“GAAP”). Adjusted EBITDA represents MedCath’s income (loss) from continuing operations before interest expense; interest and other income, net; income tax expense (benefit); depreciation; amortization; share-based compensation expense; gain (loss) on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies.